                                                                    EXHIBIT 99.2

[LOGO]


For more information contact:
Renee Reyes                                          Christopher Bunn
Public Relations                                     Investor Relations
Cobalt Networks                                      Cobalt Networks
650/623-2500                                         650/623-2500
renee@cobalt.com                                     cbunn@cobalt.com
----------------

              Cobalt Networks Completes Acquisition of Chili!Soft

MOUNTAIN VIEW, Calif. - May 24, 2000 - Cobalt Networks, Inc. (NASDAQ: COBT), a leading provider of server appliances, today announced it has completed the acquisition of Chili!Soft, Inc., a provider of software solutions for platform-independent Active Server Pages (ASP), the Microsoft-led standard for the rapid development and deployment of interactive Web applications.

Cobalt acquired 100 percent of the outstanding stock and rights to purchase stock of Chili!Soft for 1.15 million shares of common stock. Cobalt expects to account for the transaction as a purchase.

About Cobalt Networks, Inc.
Cobalt Networks is a developer of server appliances that enable organizations to establish an online presence easily, cost-effectively, and reliably. Cobalt's product lines -- the Cobalt Qube, Cobalt Cache, Cobalt RaQ, and Cobalt NASRaQ -- are used as Internet and Web hosting server appliances by businesses, Internet Service Providers, and educational institutions. Cobalt's solutions are delivered through a global network of distributors, value-added resellers and ISPs. Founded in 1996, Cobalt Networks, Inc. (http://www.cobalt.com) is located
                                               ---------------------
in Mountain View, California - the heart of Silicon Valley - with international offices in Germany, Japan, the United Kingdom, and the Netherlands.

                                      ###

(C)2000 Cobalt Networks, Inc., the Cobalt logo, Cobalt Networks, Cube, Cobalt Qube, Cobalt RaQ, RaQ, Cobalt CacheRaQ and Cobalt NASRaQ, and Cobalt StaQware are trademarks of Cobalt Networks, Inc. Other product names are trademarks or registered trademarks of their respective owners.

Certain of the statements in this press release, including the statements relating to expectations about the market for Cobalt's products and suitability of those products for the ISP, ASP and small to medium business markets, are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Such risks and uncertainties include, but are not limited to, risks associated with sales of the Company's Cobalt RaQ products. Investors are advised to read Cobalt's annual report on Form 10-K for the year ended December 31, 1999 and its other filings with the Securities and Exchange Commission for a further discussion of such risks and uncertainties as well as the other uncertainties and risks Cobalt faces.